EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement"), dated as of February 23, 2010, is made by and between China Advanced Construction Materials Group, Inc., a Delaware corporation (the "Company") and Jeremy Goodwin (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company is a publicly traded company whose shares are quoted on the NASDAQ Global Market;

WHEREAS, the Board of Directors of the Company appointed the Executive as President effective as of January 25, 2010 (the "Effective Date"), and Chief Financial Officer effective on or about February 15, 2010 (as set forth herein); and

WHEREAS, the Executive will have the duties and responsibilities as described in Section 1 of the Agreement during the period when the Executive is the President and Chief Financial Officer of the Company; and

WHEREAS, the Parties wish to establish the terms of the Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as the President of the Company and, subject to Section 1(b) below, as the Chief Financial Officer of the Company.

(i) In this capacity the Executive shall be responsible for leading the Company’s efforts in obtaining financing for the Company by way of one or more public offerings in the amounts and on the schedules requested by the Chief Executive Officer of the Company, including but not limited to overseeing underwriters, counsels and auditors, and preparing and/or reviewing requisite documentations in connection with such transactions, and shall perform certain investor relations activities as requested by the Chief Executive Officer.

(ii) During the Term of Employment, the Executive shall obtain at least one concrete project for the Company, on terms reasonably acceptable to the Chief Executive Officer, that shall generate gross revenues to the Company of at least $5,000,000 (the “Contract Value”). If this Agreement is extended beyond the Initial Term, then during the Additional Term the Executive shall obtain at least one concrete project for the Company each year, on terms reasonably acceptable to the Chief Executive Officer, that shall generate gross revenues of the Contract Value; provided that the required Contract Value each year shall increase by 10% from the Contract Value of the previous year.

(iii) Executive shall also be responsible for planning and establishing a stock option plan and option grant model for the Company by no later than May 31, 2010, and thereafter shall be responsible for the monitoring and enforcement of such system under the direction of the compensation committee of the board.

(iv) During the Term of Employment, the Executive shall be responsible for overseeing the Company’s interaction with outside legal counsel and overseeing Human Resource activities.

(v) The Executive shall be responsible for completing the management procedure re-design and initial compliance with the requirements of the Sarbanes-Oxley Act before the end of June 2010.

(vi) The Executive shall be responsible for creating and implementing an international market development, and shall present such plan to the board before the end of 2010.

(b) Beginning on the date on which the current Chief Financial Officer of the Company ceases to serve in such capacity (anticipated to be on or about February 15, 2010), the Executive shall serve as the Chief Financial Officer of the Company. During such time as the Executive serves as the Chief Financial Officer of the Company, the Executive’s duties shall include, in addition to the Executive’s duties as President:

(i) working with the Company’s U.S. legal counsel and auditors to implement, monitor and oversee the Company’s accounting, reporting and financial controls, ongoing compliance with the requirements of the Sarbanes-Oxley Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the listing rules of the NASDAQ Global Market; and

(ii) advising the Board of the Directors with respect to the Company’s internal controls and procedures, including disclosure controls and procedures.

Notwithstanding anything to the contrary herein, the Executive acknowledges that any termination of his position as Chief Financial Officer during the term hereof shall not, in any way, constitute a breach of this Agreement by the Company; provided that any such termination shall not reduce the compensation described in Section 3 hereof. The Company agrees to retain a qualified Finance Manager and Internal Controller (which positions may be held by one person) with reasonable knowledge and experience in the preparation of U.S. GAAP financial statements, U.S public company reporting obligations, including obligations under the Sarbanes-Oxley Act of 2002, as soon as practicable.

(c) During the Employment Term, the Executive shall report directly to the Chief Executive Officer and the Board of Directors of the Company. The Executive shall obey the lawful directions of the Chief Executive Officer and the Board of Directors to whom the Executive reports and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(d) During the Employment Term, the Executive shall maintain his residence in Hong Kong and shall be expected to travel extensively between and within China, Hong Kong and the United States and to spend significant time in Beijing, China as directed by the Chief Executive Officer. In the event that the Executive is required by the Chief Executive Officer to relocate his residence to Beijing, China at any time during the Employment Term, the Company shall provide the Executive with necessary allowance and full coverage of all the costs in connection with the relocation.

(e) During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement and shall devote all of his business time, energy and skill in the performance of his duties with the Company. The Executive shall not during the Employment Term (except as a representative of the Company) be directly or indirectly engaged or concerned in any other business activity, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid or unpaid work, and receives the Board’s express written consent to do so. Notwithstanding the foregoing, it is understood that Executive shall be entitled to serve on the Board of Directors of other business organizations so long as such service does not constitute an actual or apparent conflict of interest, and so long as the consent of the Board (which shall not unreasonably be withheld) is obtained for such service; and provided further that the Board has consented to Executive’s continued service on the Boards of Directors and advisory boards set forth on Schedule 1(e) hereof. Nothing in this Section shall prohibit Executive from participating in social, civic or professional associations or engaging in passive outside investment activities which may require a limited portion of time and effort to manage, so long as such activities do not interfere with the performance of Executive’s duties hereunder nor compete, in any way, with the products or services offered by the Company.

2. EMPLOYMENT TERM. Except for earlier termination as provided in Section 6, the Executive's employment as President under this Agreement shall begin on the Effective Date and Executive’s employment as Chief Financial Officer shall begin on the date set forth in Section 1(b) above and (subject to Section 1(b) above) employment under both positions shall end on January 4, 2011 (the "Initial Term"). At the end of the Initial Term (and any renewal period provided for herein), this Agreement shall automatically be extended for additional one year periods (the “Additional Term”) unless either party hereto gives a written notice of non-renewal delivered not less than thirty (30) days prior to the end of the Initial Term or any Additional Term. The Company may elect to give a written notice of non-renewal with respect to Executive’s continued employment as Chief Financial Officer after any term but retain his services, and continue the term of employment, as President. However, the Executive may not provide a notice of non-renewal for a single position and any notice of non-renewal from Executive shall apply to both his positions as President and Chief Financial Officer. The amount of compensation payable to the Executive during any extension of the Initial Term shall be discussed and agreed upon by both parties in writing 30 days before the expiration of the Initial Term. The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

3. COMPENSATION.

(a) Base Salary. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay the Executive an initial annual base salary of $180,000 payable in equal semimonthly installments in accordance with the usual practice of the Company (the “Base Salary”). Unless otherwise agreed in writing, during any Additional Term, the Executive’s Base Salary shall increase by 10% annually following the first anniversary of the Effective Date. The Executive will be responsible for his own income tax payable to relevant federal and state authorities in the United States. Upon the Effective Date, the Base Salary shall be deemed payable beginning on January 4, 2010.

(b) Restricted Stock Award. Subject to the terms and conditions provided in this Agreement and the Restricted Stock Agreement between the Company and the Executive, the Company agrees to grant the Executive, pursuant to the Company’s 2009 Equity Incentive Plan, 50,000 restricted shares of the common stock of the Company. The restricted shares granted hereby shall vest as follows:

(i)	12,500 shares shall vest on April 4, 2010;

(ii)	12,500 shares shall vest on July 4, 2010;

(iii)	12,500 shares shall vest on October 4, 2010; and

(iv)	12,500 shares shall vest on January 4, 2011.

(c) Stock Option Grant. Subject to the terms and conditions provided in this Agreement and the Stock Option Agreement between the Company and the Executive, the Company agrees to grant the Executive, pursuant to the Company’s 2009 Equity Incentive Plan, a stock option to purchase up to 100,000 shares of the common stock of the Company. The option shall have an exercise price of $5.38 and shall be exercisable on a cashless, or net exercise basis. The option granted hereby shall vest as follows:

(i) 35,000 shares shall vest on March 5, 2010 and 15,000 shares shall vest on March 31, 2010; provided, that the Board, or the Compensation Committee, may terminate or postpone the vesting with respect to such option shares if the Company fails to close public offerings during the first calendar quarter of 2010 in the amounts and on the schedule and terms reasonably requested by the Chief Executive Officer pursuant to Section 1(a)(i) hereof (“First Quarter Financings”); and

(ii) Up to 50,000 shares shall vest on July 15, 2010 as follows

(A) 10,000 of such shares shall vest if the Company closes public offerings during the second calendar quarter of 2010 of at least 20% of any target amount reasonably requested, on the schedules and terms reasonably requested by, the Chief Executive Officer pursuant to Section 1(a)(i) hereof, excluding the First Quarter Financings (the “Second Quarter Financings”);

(B) 20,000 of such shares shall vest if the Company closes at least 40% of the Second Quarter Financings;

(C) 30,000 of such shares shall vest if the Company closes at least 60% of the Second Quarter Financings;

(D) 40,000 of such shares shall vest if the Company closes at least 80% of the Second Quarter Financings; and

(E) all 50,000 of such shares shall vest if the Company closes all of the Second Quarter Financings.

Notwithstanding the foregoing, if (A) the Executive obtains reasonable commitments of investment banks, placement agents and/or investors to provide financing by way of one or more public offerings in the amounts and on the schedules and terms reasonably requested by the Chief Executive Officer, and such arrangements are rejected by the Chief Executive Officer or the Board, or (B) the Company fails to close such financings voluntarily, (C) any such financing is terminated as a result of a material breach of a material agreement by the Company or (D) or the Company does not meet the earnings or earnings per share milestones set by the Chief Executive Officer as conditions precedent for any such financings, then the vesting for such shares set forth above shall not be terminated or postponed. Any termination or deferral of vesting as set forth herein shall not be deemed to be “Good Reason” as defined below.

4. EMPLOYEE BENEFITS.

(a) Benefit Plans. The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to the benefit of its senior executives, at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason in its sole discretion.

(b) Vacation. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives from time to time in effect, but in no event less than two weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The carry-over of vacation days shall be in accordance with the Company's policy applicable to senior executives from time to time in effect.

(c) Business and Entertainment Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed for all reasonable and necessary business and entertainment expenses, including business related travel expenses, incurred in connection with the performance of his duties hereunder, all in accordance with the Company's expense reimbursement policy applicable to senior executives from time to time in effect.

(d) Insurance. Upon presentation of appropriate documentation, the Executive shall be reimbursed for all reasonable expenses in connection with the Executive’s international health insurance coverage (substantially similar to the coverage offered by CIGNA International). Prior to enrolling in any health insurance plan, the Executive obtain the written consent of the Company, which consent shall not be unreasonably withheld. The Company shall also provide Officer's and Director's Insurance Coverage of at least $2,000,000 with the Company’s current insurance provider or such other insurance provider approved by the Board for provision of coverage to officers and directors of the Company generally.

(e) Legal Assistance. The Company will authorize its U.S. legal counsel to provide Executive with legal assistance, and shall pay the related legal expenses, with respect to U.S. tax issues in connection with the payment of compensation hereunder, filings with the U.S. Securities and Exchange Commission and other issues related to Executive’s performance hereunder; provided, that the parties agree that in the event of any conflict between the Company and the Executive, such firm or firms shall be authorized to continue to represent the Company.

5. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. The thirtieth (30th) day following a written notice of termination by the Company to the Executive due to Disability. For purposes of this Agreement, "Disability" shall mean a determination by the Company in accordance with applicable law that due to a physical or mental injury, infirmity or incapacity, the Executive is unable to perform the essential functions of his job with or without accommodation for 180 days (whether or not consecutive) during any 12-month period.

(b) Death. Automatically on the date of death of the Executive.

(c) Cause. Immediately upon written notice of termination by the Company to the Executive for Cause. "Cause" shall mean, as determined by the Board (or its designee) (1) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (2) the willful misconduct of the Executive; (3) the willful and continued failure of the Executive to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (4) the commission by the Executive of any felony (or the equivalent under the law of the People's Republic of China) (other than traffic-related offenses) or any crime involving moral turpitude; (5) violation of any material policy of the Company or any material provision of the Company's code of conduct, employee handbook or similar documents; or (6) any material breach by the Executive of any provision of this Agreement or any other written agreement entered into by the Employee with the Company.

(d) Without Cause. On the tenth (10th) day following written notice by either Party to the other Party without Cause, other than for death or Disability of the Executive.

(e) Good Reason. The tenth (10th) day following a written notice of termination by the Executive for Good Reason. “Good Reason” means, without Executive’s consent: (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s responsibilities, duties or authority as the President of the Company, which causes Executive’s position with the Company to have less responsibility or authority than Executive’s position immediately prior to such change, provided that any such change is not in connection with the termination of Executive’s employment with the Company; or (iii) a material breach by the Company of the terms or conditions of this Agreement; provided however, if any of the conditions described in subsections (i)-(iii) above occur, Executive is required to provide written notice of such condition to the Board within fifteen (15) days of the initial occurrence of the condition, and, following such written notice, the Company shall then have fifteen (15) days to remedy such condition, before the existence of any such condition (which is not otherwise remedied by the Company) shall constitute “Good Reason.”

6. CONSEQUENCES OF TERMINATION.

(a) Disability. Upon termination of the Employment Term because of the Executive's Disability, the Company shall pay or provide to the Executive (1) any unpaid Base Salary and any accrued vacation through the date of termination; (2) any unpaid Annual Bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plan, program or arrangement (collectively, "Accrued Benefits"). Additionally, in the event of termination of the Employment Term because of the Executive’s Disability, all non-vested shares of restricted stock and all non-vest options granted to the Executive pursuant to Sections 3(b) and (c) of this Agreement shall be automatically forfeited and returned to the Company unless the Company otherwise notifies the Executive.

(b) Death. Upon the termination of the Employment Term because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits. Additionally, in the event of termination of the Employment Term because of the Executive’s death, all non-vested shares of restricted stock and all non-vest options granted to the Executive pursuant to Sections 3(b) and (c) of this Agreement shall be automatically forfeited and returned to the Company unless the Company otherwise notifies the Executive’s estate.

(c) Termination for Cause. Upon the termination of the Employment Term by the Company for Cause, the Company shall pay to the Executive any Accrued Benefits. Additionally, in the event of termination of the Employment Term for Cause, all non-vested shares of restricted stock and all non-vested options granted to the Executive pursuant to Sections 3(b) and (c) of this Agreement shall be automatically forfeited and returned to the Company.

(d) Termination without Cause or for Good Reason. Upon the termination of the Employment Term by the Company without Cause, or by the Executive for Good Reason, the Company shall pay or provide to the Executive (i) the Accrued Benefits and (ii) the Base Salary in effect on the date of such termination for a period of six (6) months, payable in installments in accordance with the Company’s normal payroll practices. Additionally, in the event of termination of the Employment Term without Cause or for Good Reason, all shares of restricted stock and all options granted to the Executive pursuant to Sections 3(b) and (c) of this Agreement shall immediately and automatically vest in full.

7. SERVICE ON THE BOARD OF DIRECTORS.

(a) Non-Independent Director. The Executive acknowledges that, as of the Effective Date, the Executive will no longer be deemed to be an “independent director” within the meaning of the applicable NASDAQ listing standards, and that if the Company shall not have appointed an “independent director” within fifteen (15) calendar days of the Effective Date, the Executive shall, on such fifteenth day, resign from the Board of Directors, effective immediately.

(b) Amendment of Director Agreement. During the Employment Period, Executive will serve as a member of the Company’s Board until such time as Executive resigns or is properly removed as a member of the Board in accordance with the Company’s Articles of Incorporation and/or By-laws. Subject to the terms of this Section 7, the parties hereby agree that the Director Agreement between the Executive and the Company, dated October 3, 2008, as amended (the “Director Agreement”) shall be deemed extended from October 4, 2009 through the end of the Initial Term (the “Extended Term”) under the same terms and conditions set forth in the Director Agreement; provided that:

(i) During the period from October 4, 2009 through January 4, 2010 the Executive shall be entitled to the monthly payment currently in effect as set forth on Section 4(a) of the Director Agreement;

(ii) As of the Effective Date, the Executive shall no longer be entitled to the monthly fee set forth on Section 4(a) of the Director Agreement;

(iii) Executive shall be paid a cash bonus in the amount of $21,750 promptly following the date hereof; and

(iv) Executive shall receive an additional fully vested option to purchase 12,500 shares of the Company’s common stock at an exercise price of $4.64, the closing price on the date hereof.

Such additional options, together with all previous options granted under the Director Agreement, are intended to be exercisable on a cashless, or net exercise basis. No additional stock options, other than those set forth in this subsection, shall be issued pursuant to Section 4(b) of the Director Agreement in consideration of the services as a director provided during the period from October 4, 2009 through the end of the Extended Term.

8. NO ASSIGNMENT. This Agreement is personal to each of the Parties. Except as provided below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto; provided, however, that the Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

9. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile or email, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jeremy Goodwin
1012 Third Street
Santa Monica, CA 90403
Fax (563) 405-6569
Email: goodwinglobal@gmail.com

If to the Company:

China Advanced Construction Materials Group, Inc.
Attn.: Xianfu Han
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080 PRC
Fax:__________________________________
Email: __________________________________

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. PROTECTION OF THE COMPANY'S BUSINESS.

(a) Confidentiality. The Executive acknowledges that during the course of his employment by the Company (prior to and during the Employment Term) he has and will occupy a position of trust and confidence. The Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, except (i) as in good faith deemed necessary by the Executive to perform his duties hereunder, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, or (v) to the Executive's spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive's tax, financial and other personal planning (each an "Exempt Person"), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 9(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including, but not limited to, any proprietary knowledge, trade secrets, data and databases, formulae, sales, financial, marketing, training and technical information, client, customer, supplier and vendor lists, competitive strategies, computer programs and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b) Non-Competition. During the Employment Term and for the six (6) month period following the termination of the Executive's employment for any reason (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-employment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with any business conducted by the Company or any of its subsidiaries or affiliates on the date of the Executive's termination of employment or within six (6) months of the Executive's termination of employment in the geographic locations where the Company and its subsidiaries or affiliates engage or propose to engage in such business (the "Business"). Nothing herein shall prevent the Executive from having a passive ownership interest of not more than 2% of the outstanding securities of any entity engaged in the Business whose securities are traded on a national securities exchange.

(c) Non-Solicitation of Employees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries and affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, (i) solicit or recruit any employee of the Company or any of its subsidiaries or affiliates (a "Current Employee") or any person who was an employee of the Company or any of its subsidiaries or affiliates during the six (6) month period immediately prior to the date the Executive's employment terminates (a "Former Employee") for the purpose of being employed by him or any other entity, or (ii) hire any Current Employee or Former Employee.

(d) Non-Solicitation of Customers. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or attempt to solicit (i) any party who is a customer or client of the Company or its subsidiaries, who was a customer or client of the Company or its subsidiaries at any time during the six (6) month period immediately prior to the date the Executive's employment terminates or who is a prospective customer or client that has been identified and targeted by the Company or its subsidiaries for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, or (ii) any supplier or vendor to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or vendor.

(e) Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Employment Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under this Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(f) Non-Disparagement. Executive shall not, and shall not induce others to, Disparage the Company or its subsidiaries or affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company's or its subsidiaries' or affiliates' employees or any individual or entity with whom the Company or its subsidiaries or affiliates has a business relationship which would adversely affect in any manner (1) the business of the Company or its subsidiaries or affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its subsidiaries or affiliates, or any of their products, or their past or present officers, directors or employees.

(g) Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its subsidiaries and affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(h) Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened or attempted breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, without limiting the Company's remedies for any breach of any restriction on the Executive set forth in this Section 9, except as required by law, the Executive shall not be entitled to any payments set forth in Section 6(d) hereof if the Executive has breached the covenants applicable to the Executive contained in this Section 9, the Executive will immediately return to the Company any such payments previously received under Section 6(d) upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 6(d).

(i) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The Executive acknowledges that the restrictive covenants contained in this Section 9 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

(j) Liability. Notwithstanding the provisions in this Section 9 the Executive shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or willful or intentional misconduct of the Executive or any person or entity acting for or on behalf of the Executive.

(k) Survival of Provisions. The obligations contained in this Section 9 shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

11. INDEMNIFICATION. The Executive shall be indemnified to the extent permitted by the Company's organizational documents and to the extent required by law.

12. SECTION HEADINGS AND INTERPRETATION. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expressions of inclusion used in this agreement are to be understood as being without limitation.

13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

15. GOVERNING LAW AND VENUE. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the courts located in New York, New York, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17. WAIVER AND AMENDMENT. No provision of this Agreement may be modified, amended, waived or discharged unless such waiver, modification, amendment or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

19. AUTHORITY AND NON-CONTRAVENTION. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CHINA ADVANCED CONSTRUCTION
MATERIALS GROUP, INC.

/s/ Xianfu Han
By: Xianfu Han
Title: Chief Executive Officer

EXECUTIVE

/s/ Jeremy Goodwin
By: Jeremy Goodwin

SCHEDULE 1(e)

Boards of Directors and Advisory Boards

Sino Green Land Corporation (OTCBB: SGLA.OB)

L&L Energy Inc. (Nasdaq: LLEN)

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